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                 [LETTERHEAD OF LATHAM & WATKINS APPEARS HERE]



                                  May 7, 1996






HMC Acquisition Properties, Inc.
10400 Fernwood Road
Bethesda, Maryland  20817

           Re:  Registration Statement on Form S-4
                File No. 333-00768
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Ladies and Gentlemen:

          You have requested our opinion as to the material federal income tax consequences expected to result to certain holders from the exchange of Series A Notes for Series B Notes of HMC Acquisition Properties, Inc., a Delaware corporation, pursuant to an Exchange Offer as set forth in the Prospectus (the "Prospectus") included in Amendment No. 3 to the above-referenced Registration Statement on Form S-4 and exhibits thereto filed with the Securities and Exchange Commission (as amended, the "Registration Statement"). Capitalized terms not defined herein shall have the meanings ascribed to them in the Prospectus.

          Based on the facts as set forth in the Prospectus, it is our opinion that the material federal income tax consequences expected to result to holders whose Series A Notes are exchanged for Series B Notes in the Exchange Offer, under currently applicable law, are as stated under the caption "Material Federal Income Tax Consequences" in the Prospectus included in the Registration Statement.

          This opinion expresses our views as to the federal income tax laws in effect as of the date hereof, including the Internal Revenue Code of 1986, as amended, applicable Treasury Regulations promulgated thereunder, judicial authority and current administrative
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HMC Acquisition Properties, Inc.
May 7, 1996
Page 2


rulings and practice of the Internal Revenue Service, all of which are subject to change either prospectively or retroactively. Also, any variation or difference in the facts as incorporated herein might affect the conclusion stated herein.

          We consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our firm under the caption "Material Federal Income Tax Consequences" in the Prospectus included in the Registration Statement.

                                             Very truly yours,

                                             /s/ Latham & Watkins